EXHIBIT 10.1

THIRD OMNIBUS AMENDMENT TO
SENIOR SECURED CONVERTIBLE PROMISSORY NOTES

This Third Omnibus Amendment to Senior Secured Convertible Promissory Notes (this “Third Amendment”) is entered into as of November 2, 2026, by and among Fathom Holdings Inc., a North Carolina corporation (the “Company”), [ ] (“[ ]”) and [ ] (“[ ]” and together with [ ], each a “Holder” and, collectively, the “Holders”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes (as defined below) or SPA (as defined below), as applicable.

R E C I T A L S

WHEREAS, the Company and Holders are parties to those certain Senior Secured Convertible Promissory Notes, each dated as of September 25, 2024, as amended by that certain Limited Waiver and Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of May 29, 2026, and that certain Second Omnibus Amendment to Senior Secured Convertible Promissory Notes, dated as of October 1, 2026 (the “Second Amendment”) (as amended, each, a “Note” and, collectively, the “Notes”), which were issued as a part of a series of related Senior Secured Convertible Promissory Notes, issued pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2024 (the “SPA”), by and among the Company and each purchaser identified on the signature pages thereto, including Holders;

WHEREAS, the Company has requested that Holders (a) extend the Maturity Date of the Notes to November 30, 2026, and (b) defer the payment of all accrued and unpaid interest under the Notes until no later than such extended Maturity Date, and Holders are willing to do so on the terms and subject to the conditions set forth herein, including the accrual of the Weekly Extension Fees (as defined below); and

WHEREAS, the Company and Holders desire to amend certain provisions of the Notes as set forth herein, and Section 7(e) of the Notes provides that any provision of the Notes issued pursuant to the SPA may be amended by a written instrument executed by the Company and Purchasers holding a majority of the then outstanding principal under all Notes issued pursuant to the SPA.

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Company and Holders from a continuing relationship under the Notes and the SPA and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree:

A.       Representations and Warranties. The Company represents and warrants to Holders that: (a) the Company has the full power and authority to execute, deliver and perform its obligations under this Third Amendment, (b) the execution and delivery of this Third Amendment has been duly authorized by all necessary action on behalf of the Company, (c) the representations and warranties contained or referred to in Section 3.1 of the SPA are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of the date of this Third Amendment, unless such representations or warranties specifically refer to a prior date, in which case they are true and accurate in all material respects (without any duplication of any materiality qualifiers contained therein) as of such prior date, and (d) after giving effect to this Third Amendment (including the deferral of interest set forth in Section C hereof), no Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) has occurred and is continuing or will result from this Third Amendment and the transactions contemplated by this Third Amendment, the Notes and the SPA.

B.       Amendments. The Notes are hereby amended and modified as follows.

1.	The definition of “Maturity Date” as set forth in the second introductory paragraph of the Notes is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means November 30, 2026.

All references to the “Maturity Date” in the Notes, the SPA, and the other Documents (as defined in the SPA) shall be deemed to refer to the Maturity Date as amended hereby.

2.        Section 2 of the Notes is hereby amended by adding the following new Section 2(d) immediately following Section 2(c) thereof:

“d)        Weekly Extension Fee. On each of November 9, 2026, November 16, 2026, November 23, 2026 and November 30, 2026 (each, a “Fee Trigger Date”), if any principal amount of this Note remains outstanding on such Fee Trigger Date (after giving effect to any payment or conversion made on such Fee Trigger Date), a fee equal to one-half of one percent (0.5%) of the outstanding principal amount of this Note as of such Fee Trigger Date (each, a “Weekly Extension Fee”) shall be earned by the Holder and added to, and shall constitute a part of, the accrued and unpaid interest owing to the Holder under this Note; provided, however, that with respect to the November 30, 2026 Fee Trigger Date, if any principal amount of this Note remains outstanding as of the beginning of such day, the Weekly Extension Fee for such Fee Trigger Date shall be earned in full, calculated on the outstanding principal amount of this Note immediately prior to any payment or conversion made on such day, notwithstanding any payment or conversion of this Note made on such day, such that, if this Note is repaid on or after November 30, 2026, four (4) Weekly Extension Fees shall have been earned and shall be added to the amounts owing to the Holder under this Note. Each Weekly Extension Fee shall be calculated solely on the outstanding principal amount of this Note, and not on any accrued and unpaid interest, Weekly Extension Fee, Late Fees or other amounts owing hereunder, and no interest or Late Fees shall accrue on any Weekly Extension Fee prior to the Maturity Date. All Weekly Extension Fees shall be due and payable in cash on the Maturity Date or, if earlier, upon the prepayment in full, conversion in full or acceleration of this Note. No Weekly Extension Fee shall be earned with respect to any Fee Trigger Date occurring after the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, has been paid or converted in full.”

3.        Section 2 of the Notes is hereby further amended by adding the following new Section 2(e) immediately following Section 2(d) thereof:

“e)        Prepayment. The Company may prepay all or any portion of the outstanding principal amount of this Note at any time and from time to time, without premium or penalty. Any such prepayment shall be accompanied by all accrued and unpaid interest (including any Weekly Extension Fees earned and unpaid) on the principal amount so prepaid, and any partial prepayment of the Notes issued pursuant to the Purchase Agreement shall be allocated among the holders thereof on a pro rata basis in accordance with the aggregate outstanding principal amount of the Notes held by each such holder as of the date of such prepayment.”

C.       Accrued Interest; No Extension Fee.

1.       Notwithstanding anything to the contrary in Section 2(a) of the Notes, the Second Amendment or any other Document, all interest accrued and unpaid under the Notes as of the date of this Third Amendment (the “Existing Accrued Interest”), together with all interest accruing under the Notes from and after the date hereof (including all Weekly Extension Fees) (collectively with the Existing Accrued Interest, the “Deferred Interest”), shall be due and payable in cash no later than the Maturity Date (as amended hereby) or, if earlier, as provided in Section 2(a) of the Notes upon any conversion, prepayment and/or acceleration of the Notes. From and after the date hereof until paid in full, the Existing Accrued Interest shall bear interest at the Extended Rate (as defined in the Second Amendment), calculated on the basis of a 360-day year consisting of twelve 30-calendar day periods, and all interest so accruing on the Existing Accrued Interest shall constitute Deferred Interest. Holders hereby agree that (a) the failure of the Company to pay any Deferred Interest on any date prior to the Maturity Date (as amended hereby) shall not constitute an Event of Default (or any event that with the passage of time or the giving of notice or both would become an Event of Default) under Section 6(a)(i) of the Notes or otherwise, and (b) no Late Fees shall accrue on any Deferred Interest prior to the Maturity Date (as amended hereby).

2.       No extension fee, premium or other consideration shall be payable by the Company upon the execution and delivery of this Third Amendment or in consideration of the extension of the Maturity Date provided for herein, other than the Weekly Extension Fees as and when payable in accordance with Section 2(d) of the Notes (as amended hereby) and the reimbursement of expenses set forth in Section D.3 hereof.

D.       Other.

1.       This Third Amendment and the terms and conditions contained herein, including, without limitation, the amendments contained in Section B hereof, shall take effect upon the execution and delivery hereof by each of the Company and Holders.

2.       The Extended Rate set forth in Section D.2 of the Second Amendment shall continue to apply to the outstanding principal amount of each Note until payment in full of all obligations under the Notes, and the provisions of Section C of, and Schedules I and II to, the Second Amendment shall remain in full force and effect, with all references therein to the “Maturity Date” deemed to refer to the Maturity Date as amended hereby. Except as expressly set forth herein, all of the provisions of the Notes, the SPA and the other Documents shall remain in full force and effect and are hereby ratified and confirmed.

3.       The Company shall reimburse Holders for all reasonable, documented out-of-pocket legal fees and expenses incurred by Holders in connection with the negotiation, preparation, execution and delivery of this Third Amendment and the transactions contemplated hereby; provided that such reimbursement shall not exceed $5,000 in the aggregate. Such reimbursement shall be paid by the Company within five (5) Business Days following the Company’s receipt of reasonably detailed invoices from Holders’ counsel.

4.       All questions concerning the construction, validity, enforcement and interpretation of this Third Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are an improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Third Amendment or the transactions contemplated hereby.

5.       For all purposes under this Third Amendment, all notices, requests, demands and other communications shall be given in accordance with Section 7(a) of the Notes.

6.       This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Third Amendment by electronic transmission (including by .pdf) shall be effective as delivery of a manually executed counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holders have caused this Third Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Third Amendment.

COMPANY:

FATHOM HOLDINGS INC.

By:
Name: Adam Rothstein
Title: Interim CEO

HOLDERS:

[Signature Page to Third Omnibus Amendment to Senior Secured Convertible Promissory Notes]